UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   DETWILER, DENNIS L
   553 PATERNO DRIVE
   HARLEYSVILLE, PA  19438
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MARCH 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SR. VICE PRESIDENT - HNB; A SUBSIDIARY OF HNC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK - HNBC        |3/15/0|J*  |V|                  |A  |$23.8556   |461.407            |D     |W/SPOUSE                   |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |3/1/02|M   | |712.000           |A  |$15.870    |                   |D     |                           |
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                           |3/1/02|S   | |712.000           |D  |$23.000    |                   |      |                           |
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                           |3/1/02|M   | |1,288.000         |A  |$13.875    |                   |      |                           |
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                           |3/1/02|S   | |1,288.000         |D  |$23.000    |                   |      |                           |
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                           |3/4/02|M** | |3,912.000         |A  |$13.875    |                   |      |                           |
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                           |3/4/02|S   | |3,412.000         |D  |$23.040    |500.000            |      |                           |
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                           |      |    | |                  |   |TOTAL      |961.407            |      |                           |
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**Proceeds of same day sale|      |    | |                  |   |           |                   |      |                           |
 used to purchase shares re|      |    | |                  |   |           |                   |      |                           |
tained                     |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
EMPLOYEE STOCK OPTION |$15.870 |3/1/0|M   | |712        |D  |(1)  |10/27|COMMON STOCK|712    |       |0           |D  |            |
(RIGHT TO BUY)        |        |2    |    | |           |   |     |/08  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |$13.875 |3/1/0|M   | |1,288      |D  |(2)  |12/01|COMMON STOCK|26,000 |       |24,712      |D  |            |
(RIGHT TO BUY)        |        |2    |    | |           |   |     |/10  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |$13.875 |3/1/0|M   | |3,912      |D  |(2)  |12/01|COMMON STOCK|24,712 |       |20,800      |D  |            |
(RIGHT TO BUY)        |        |2    |    | |           |   |     |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*Shares purchased through Dividend Reinvestment
Program
(1) The option vested in two equal installments on Oct. 27, 1999 and
2000
(2) The option vested in 12/01. 20% over 5 consecutive years commencing on
12/1/01
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Dennis L. Detwiler
DATE
April 1, 2002